Exhibit 4.3-A(1)

                            CERTIFICATE OF AMENDMENT
                                       TO
                              CERTIFICATE OF TRUST
                                       OF
                          GEORGIA POWER CAPITAL TRUST I


     THIS Certificate of Amendment of Georgia Power Capital Trust I (the "Trust"), dated July 23, 1996, is being duly executed and filed by the undersigned trustee to amend a Certificate of Trust of a business trust created under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

     1.   Name. The name of the business trust is Georgia Power Capital Trust I.

     2. Amendment to Certificate of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name and address of the trustee of the Trust with a principal place of business in the State of Delaware to:

         Chase Manhattan Bank Delaware
         1201 Market Street
         Wilmington, Delaware 19801

     3. Effective Date. This Certificate of Amendment shall be effective as of its filing.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date and year first above written.


                                   CHASE MANHATTAN BANK DELAWARE,
                                   as Trustee


                                   By:       /s/  John J. Cashin
                                   Name:     John J. Cashin
                                   Title:    Senior Trust Officer




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